HERBALIFE LTD.
STOCK INCENTIVE PLAN

AMENDMENT TO THE STOCK OPTION AGREEMENT

This Amendment to the Stock Option Agreement (the “Amendment”) is made as of October 24, 2006, by and between Herbalife Ltd. (the “Company”), and Richard P. Goudis (the “Executive”), and will be effective.

WHEREAS, the Company and the Executive and are parties to that certain Stock Option Agreement dated September 1, 2004 (the “Agreement”);

WHEREAS, Section 10 of the Herbalife Ltd. Stock Incentive Plan (the “Plan”) provides that the Board of Directors of the Company (the “Board”) may amend the Plan and/or the terms of any award agreement entered into under the Plan at any time and from time to time;

WHEREAS, the Board wishes to amend the terms of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the Company and the Executive agree that the Agreement is hereby amended effective as of October 24, 2006 as follows:

1. Section 2(b) of the Agreement is hereby renumbered Section 2(d) and the following new Sections 2(b) and (c) are hereby added to the Agreement:

“(b) Notwithstanding the preceding or any other provision in this Agreement or the Plan to the contrary, (i) simultaneously with the consummation of any Change of Control, 50% of the then unvested portion of the Option (pro rata according to the number of Shares exercisable at the relevant strike prices specified above for the individual tranches of Shares otherwise vesting on each anniversary of the Grant Date) will become immediately vested and exercisable, (ii) if, following the consummation of any Change of Control, all or any portion of the Option described in this Agreement remains outstanding and the Employee’s employment with the Company and its Subsidiaries (or their respective successors-in-interest) is terminated (other than by reason of the Employee’s resignation or termination for Cause) at any time following the consummation of such Change of Control, 100% of the Shares granted pursuant to the Option will immediately vest and become exercisable, and (iii) in the event the Employee’s employment with the Company and its Subsidiaries is terminated by reason of the Employee’s death or Disability or during the 90 day period immediately preceding the consummation of any Change of Control (other than by reason of Employee’s resignation or termination for Cause), 100% of the Shares granted pursuant to the Option will immediately vest and become exercisable. For purposes hereof, the term “Cause” shall have the meaning ascribed thereto in the Employment Agreement.

(c) Notwithstanding anything in this Agreement or the Plan to the contrary, except as set forth in Section 2(b)(ii), in the event that the Employee’s employment with the Company and its Subsidiaries is terminated by the Company without Cause, and at the time of such termination of employment, Michael O. Johnson is no longer serving as Chief Executive Officer of the Company, the vesting of the Option shall be accelerated such that 50% of the then unvested portion of the Option shall become vested and exercisable as of immediately prior to such termination of employment.”

2. Except as modified hereby, the Agreement, shall remain in full force and effect and unmodified.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

/s/ Richard P. Goudis Richard P. Goudis	HERBALIFE LTD. By: /s/ Michael O. Johnson Name: Michael O. Johnson Title: Chief Executive Officer

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